W. T. UNIACK & CO. CPA’S, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

1003 Weatherstone Pkwy., Ste. 320     12600 Deerfield Pkwy., Ste 100

Woodstock, GA  30188       Alpharetta, GA  30004

Phone: 770-592-3233       Phone: 678-566-3774

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June 16, 2009

Antonio Milici, Chairman of the Board of Directors

Tannya Irizarry, Chief Accounting Officer

GeneThera, Inc.

Re: Resignation

Ladies and Gentleman:

This letter constitutes formal notice to the Company and its Board of Directors that effectively immediately W.T. Uniack & Co, CPA’s, P.C.  hereby resigns as the Company’s independent auditor. Upon the Company’s provision to us of its disclosure required by Item 304(a) of Regulation S-K, we will provide to the Company our letter, addressed to the Securities and Exchange Commission, as required by Item 304(a), which may be used as an exhibit to the report containing such disclosure.

Please note, that our resignation in no way relieves the Company of its obligation to pay our fees accrued as of the date hereof.

Please do not hesitate to call Bill Uniack, at 770.592.3233, should you wish to discuss our resignation.

W.T. Uniack & Co, CPA’s, P.C.

William T. Uniack, partner

/S/ William T. Uniack